                                 EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 6th day of August, 1997 ("Effective Date"), by and between OUACHITA ENERGY CORPORATION, a Delaware corporation (the "Employer"), EQUITY COMPRESSION SERVICES CORPORATION, an Oklahoma corporation (the "Parent"), and DENNIS W. ESTIS (the "Employee"). The Employer, the Parent and the Employee may be referred to herein collectively as the "Parties" and individually as a "Party".

                                 W I T N E S S E T H:

    WHEREAS, the Employee, Ouachita Energy Corporation, a Louisiana corporation (the "Predecessor"), the Parent and OEC Acquisition Corporation, a Delaware corporation (the "Merger Sub"), are parties to that certain Agreement and Plan of Merger dated as of May 15, 1997 as amended by that certain First Amendment to Agreement and Plan of Merger dated as of July 30, 1997 (the "Merger Agreement"); and

    WHEREAS, pursuant to the Merger Agreement, the Merger Sub and the Predecessor have been merged together (the "Merger") with the Employer being the surviving corporation of the Merger; and

    WHEREAS, as a result of the Merger, the Employer has succeeded to all of the assets and business of the Predecessor; and

    WHEREAS, pursuant to that certain Asset Purchase and Sale Agreement dated as of May 15, 1997 by and among the Employee, Ouachita Energy Partners, Ltd., a Louisiana corporation ("Seller #1"), Ouachita Compressor Group, LLC, a Louisiana limited liability company ("Seller #2", and together with Seller #1, collectively referred to as the "Sellers"), the Parent and the Merger Sub as amended by that certain First Amendment to Asset Purchase and Sale Agreement dated as of July 30, 1997 (the "Asset Purchase Agreement"), the Merger Sub has acquired substantially all of the assets of the Sellers and has also acquired certain assets from the Employee; and

    WHEREAS, the Employee has been the President and Chief Executive Officer of the Predecessor and each of the Sellers and has substantial and valuable experience and knowledge concerning the operations of the Sellers and the Predecessor; and

    WHEREAS, one of the conditions to the consummation of the transactions contemplated by the Merger Agreement and the Asset Purchase Agreement (the "Purchase Transaction"), is the execution and delivery of this Agreement by the Employee; and

    WHEREAS, the execution and delivery of this Agreement by the Employee is reasonable and necessary for the Parent and the Merger Sub to realize the agreed benefits of the Purchase Transaction; and

    WHEREAS, the Parent and the Merger Sub would not have consummated the Purchase Transaction unless the Employee and Employer executed and delivered this Agreement; and

    WHEREAS, the Parent is the holder of all of the issued and outstanding shares of stock of the Employer; and

    WHEREAS, the transaction contemplated by this Agreement will benefit the Parent;

    NOW THEREFORE, for and in consideration of the mutual covenants and conditions contained in this Agreement and in consideration of other good and valuable consideration (including the consummation of the Merger and the Purchase Transactions), the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby contract and agree as follows:

                                      ARTICLE I

                                  TERM OF EMPLOYMENT

    The Employer now hereby employs the Employee and the Employee hereby accepts employment with the Employer for a period (the "Initial Term") beginning as of the Effective Date and ending on the fifth anniversary of the Effective Date (the "Initial Termination Date"), subject, however, to earlier termination as hereinafter provided.

    The term of this Agreement shall automatically be extended for one or more additional one year periods, unless either Party gives the other Party written notice at least ninety (90) days prior to and of the Initial Term or any applicable one year extension thereof, as the case may be. The Initial Term and any extended term are sometimes referred to in this Agreement as the "Term".

                                      ARTICLE II

                                  DUTIES OF EMPLOYEE

    2.01 DUTIES. The Employee is engaged to be the Chief Operating Officer of the compression operations of the Parent and its affiliates and to be the President of the Employer. The Employee's duties and powers as such shall be determined from time to time by the Board of Directors of the Employer (hereinafter referred to as the "Board of Directors"). The Employee's duties under this Agreement shall be consistent with his position as the Chief Operating Officer of the Compression Operations of the Parent and its affiliates and as the President of the Employer. The Employee shall perform and discharge such duties well and faithfully to the best of his ability, and shall be subject to the supervision and direction of the Board of Directors and such other employees of the Parent and the Employer as are designated from time to time by the Board of Directors (the "Designated Employees").

    2.02 FULL TIME EMPLOYMENT.   During the Term, the Employee shall devote
substantially all of his working time, ability, and attention to the business of the Employer and shall not, directly or indirectly, render any services of a business, commercial or professional nature to any other person, corporation, firm or organization, whether for compensation or otherwise, without the prior written consent of the Employer; provided, however, that this requirement shall not preclude Employee from (i) serving on the boards of directors of a reasonable number of other corporations or trade associations (that are not in competition, directly or indirectly, with the Employer or the Parent or are customers or suppliers of the Employer or the Parent); (ii) engaging in charitable activities and community affairs; (iii) managing his personal investments and affairs; or (iv) engaging in business activities of a personal nature, provided that such activities do not significantly interfere or conflict with the reasonable performance of his duties hereunder. The execution and performance of the Employee's duties under this Agreement do not conflict with or result in a breach of or a default under any agreement, contract or instrument to which the Employee is a party or by which the Employee is otherwise bound.

                                     ARTICLE III

                              COMPENSATION AND BENEFITS

    3.01 BASE COMPENSATION. As compensation for services rendered and the Employee's covenants and agreements under this Agreement, the Employee shall be entitled to receive from the Employer a base salary of $175,000 per year, payable in twenty-four (24) equal semimonthly installments or twenty-six (26) biweekly installments, as the case may be, for each year during the Term in accordance with the Employer's normal payment practice.

    3.02 BONUS. The Employer shall pay the Employee such bonus, if any, as the Board of Directors determines to be appropriate in its sole and absolute discretion. Notwithstanding any provision of this Agreement to the contrary during the Term, the Employer shall pay to the Employee a bonus of not less than $65,000 per year (the "Minimum Bonus"). The Minimum Bonus shall be paid to the Employee on or before the 15th day of August each year. If the Board of Directors determines that the Employee is entitled to a bonus that is larger than the Minimum Bonus, then the Employer shall pay such bonus to the Employee at the same time as similar bonuses are paid to other executive employees of the Employer or the Parent.

    3.03 BENEFIT PLAN. The Employer agrees to include the Employee in any benefit plan adopted by the Employer for the benefit of its senior employees. The Employee will be entitled to a paid vacation of not less than four weeks per year. Set forth on Exhibit "A" attached hereto is a list of the employee benefits that are applicable to the Employee as of the date hereof. The Parties acknowledge and agree that the Employer may modify, amend, change or terminate such employee benefits from time to time in accordance with the terms of the plans establishing such benefits.

    3.04 EXPENSES.   The Employer, in accordance with the rules and
regulations that the Employer may issue and revise from time to time, shall reimburse the Employee for business expenses directly and reasonably incurred in the performance of his duties.

                                      ARTICLE IV

                                     TERMINATION

    This Agreement shall terminate prior to the expiration of its Term upon the occurrence of any one of the following events:

    4.01 DISABILITY. In the event that the Employee is unable to perform the essential function of his jobs with or without reasonable accommodation, by reason of illness, injury or incapacity for one hundred twenty (120) consecutive days, during which time the Employee shall continue to be compensated as provided in Section 3.01 and Section 3.02 hereof, this Agreement may be terminated by the Employer, and the Employer shall have no further liability or obligation to the Employee for compensation hereunder; provided, however, that the Employee will be entitled to receive the payments prescribed under any disability benefits plan in which the Employee was participating. In the event of any dispute between the Employer and the Employee under this Section 4.01 as to whether the Employee's employment may be terminated under this Section 4.01, the Employee shall submit to a physical examination by a licensed physician selected jointly by the Employer and the Employee, and the determination of such physician shall be binding on the Parties.

    4.02 DEATH. In the event that the Employee dies during the Term, the Employer shall pay to his executors, legal representatives or administrators a lump sum amount equal to:

         (a) all unpaid base compensation payable under Section 3.01 through the date of death; and

         (b) all unpaid bonus payable under Section 3.02 through the date of death, including a pro rata bonus payment equal to the product of (A) the bonus the Employee received for the full year prior to the year that includes the date of death (but in no event less than $65,000) multiplied by (B) a fraction, the numerator of which is the number of days during the period subsequent to the last day of the year with respect to which a bonus for an entire year was payable to Employee under Section 3.02 and up to and including the date of death, and the denominator of which is 365.

The Employer shall have no further liability or obligation hereunder to the Employee's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Employee; provided, however, that the Employee's executors, legal representatives and administrators will be entitled to receive and disburse to the proper persons the payments prescribed under any death or disability benefits plan in which the Employee was participating.

    4.03 CAUSE. Nothing in this Agreement shall be construed to prevent the termination of this Agreement by the Employer for "cause". For purposes of this Agreement, "cause" shall mean (i) the Employee's failure to perform or observe (other than by reason of illness, injury or incapacity) any of the initial terms or provisions of this Agreement, including the failure of the Employee to follow the reasonable directions of the Board of Directors or any Designated Employees with respect to the business of the Employer, (ii) dishonesty, misconduct or action on the part of the Employee that is or is reasonably likely to be materially damaging or detrimental to the business of the Employer, (iii) conviction of a felony, or of any misdemeanor involving moral turpitude, (iv) insobriety or drug addiction that is materially affecting or is likely to materially affect the Employee's ability to perform the services required of him hereunder, or (v) misappropriation of funds. Subject to applicable cure periods as set out in the next sentence, the Employee's employment may be terminated for cause at any time. Prior to terminating this Agreement on account of a cause described in clauses (i) or
(iv) above (but not for any of the other enumerated "causes"), the Employer shall give the Employee thirty (30) days' written notice and an opportunity to cure such failure to the satisfaction of the Employer. Upon termination for cause, the Employer shall pay to the Employee all unpaid sums due to the Employee under Sections 3.01 and 3.02 through the date of such termination. Following a termination for cause and payment of the amounts required under this Section, the Employer shall have no further duty or obligation to the Employee; provided, however, that the Employee shall continue to be bound by Article V.

    4.04 TERMINATION WITHOUT CAUSE. The Employer may terminate this Agreement without cause at any time by giving the Employee written notice of such termination at least ninety (90) days prior to the scheduled date of such termination. If this Agreement is terminated without cause pursuant to this Section 4.04, then the Employer shall provide to the Employee, as severance and in consideration of his covenants contained in Article V hereof, a lump sum amount equal to:

         (i) an amount equal to one year's salary for such Employee at the date of such termination; and

         (ii) all bonuses that would otherwise be payable under Section 3.02 for a year period following such termination, but in no event less than $65,000.

    All payments due under this Section 4.04 shall be made in full no later than thirty (30) days after such termination, and after such payment has been made the Employer shall have no further liability or obligation hereunder to the Employee; provided, however, that the Employee shall continue to be bound by Article V.

    4.05 CHANGE OF CONTROL. If there is a "Change of Control" (as hereinafter defined) occurs the Term, then the Employer may terminate this Agreement by delivering written notice of such termination within ___ days following such Change of Control and in which event the Employer shall pay to the Employee a lump sum equal to the amount that the Employee would had received in this Agreement had been terminated by the Employee under Section
4.06. For the purposes of this Agreement, the term "Change of Control" shall be defined to be (i) the dissolution of Parent and its subsidiaries; (ii) the liquidation of more than fifty percent in value of Parent or its subsidiaries; (iii) a sale of assets involving fifty percent or more in value of the assets of the Parent or its subsidiaries; (iv) any merger or reorganization or consolidation of the Parent in which the Parent is not the surviving entity; (v) any merger or reorganization or consolidation of any subsidiary in which the subsidiary is not the surviving entity (other than a merger or reorganization or consolidation with Parent or any entity controlled by the Parent); (vi) any sale or other disposition of more than fifty percent of the combined voting securities of the subsidiaries of the Parent; (vii) any transaction pursuant to which the holders, as a group, of all of the securities of the Parent outstanding prior to the transaction hold, as a group, less than fifty percent of the combined voting power of the Parent or any successor company outstanding after the transaction; (viii) the acquisition of ownership, beneficial or otherwise, of fifty percent or more of the then outstanding common stock of the Parent, by any person or entity, together with all associates of such person or entity; or (ix) a change in the composition of the Parent's Board of Directors, such that during any two year period, directors of the Parent serving at the beginning of such period cease for any reason to constitute a majority of the directors serving on the Board of Directors of the Parent. Following a termination of this Agreement pursuant to and in compliance with the terms of this Section 4.05, the Employer shall have no further duty or obligation to the Employee; provided, however, that the Employee shall continue to be bound by Article V.

    4.06 VOLUNTARY TERMINATION BY EMPLOYEE. If the Employee voluntarily terminates his employment with the Employer, whether upon a "change of control" or otherwise, the Employer shall pay to the Employee a lump sum amount equal to:

         (a) all unpaid base compensation payable under Section 3.01 through the date of termination; and

         (b) all unpaid bonus payable under Section 3.02 through the date of termination, including a pro rata bonus payment equal to the product of (A) the bonus the Employee received for the full year prior to the year that includes the date of termination (but in no event less than $65,000) multiplied by (B) a fraction, the numerator of which is the number of days during the period subsequent to the last day of the full year with respect to which a bonus for an entire calendar year was payable to Employee under
    Section 3.02 and up to and including the date of termination, and the nominator of which is 365.

    The foregoing payment shall be made in full no later than thirty (30) days after such termination, and after such payment has been made the Employer shall have no further liability or obligation hereunder to the Employee. In addition, the Employee shall have no further liability or obligation hereunder to the Employer following such termination, provided, however, that the Employee shall continue to be bound by Article V.

                                      ARTICLE V

                                   PROPERTY RIGHTS

    5.01 NON-COMPETITION. During the period the Employee is employed by the Employer pursuant to the terms of this Agreement and for a period of thirty-six months following the termination of his employment under this Agreement, (i) upon expiration of the Term of this Agreement as provided in
Article I hereof, or (ii) by Employer pursuant to and in accordance with the terms of Sections 4.01, 4.03, 4.04 or 4.05 hereof, or (iii) by Employee for any reason (including pursuant to Section 4.06), as the case may be, (the "Non-Competition Period"), Employee shall not, directly or indirectly, either as an employee, employer, consultant, member, agent, lender, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in compression services and in competition with the business of Employer or the Parent within the States of Texas, Oklahoma, Kansas, Arkansas and the parishes in Louisiana set forth on Exhibit "B" attached hereto, except as approved in writing by the Employer; provided however, that if this Agreement is terminated by the Employer pursuant to Section 4.04, then the Non-Competition Period shall be for a period of two years from such termination; provided, however, that if the Employer notifies the Employee at least 60 days prior to the end of such one year Non-Competition Period that the Employer desires to extend the Non-Competition Period for an additional year on the terms set forth below, then the Non-Competition Period shall be extended for an additional year period and the Employer shall pay to the Employee (at the same time as such amounts would had been paid to the Employee) the compensation set forth in Sections 3.01 and 3.02 of this Agreement.

    5.02 SOLICITATION. During the Non-Competition Period, the Employee agrees not to, directly or indirectly, call on or solicit, for the purposes of engaging in activity that could be competitive with the compression business of Employer and the Parent as of August __, 1997, any person, firm, corporation, partnership, limited liability company or other entity who or which during the Term was or had been a client, customer, referral source, supplier, or employee of the Employer or the Parent.

    5.03 CONFIDENTIAL INFORMATION.   Except as may be required for the
provision of his duties under this Agreement, the Employee will not, during the Term and during the two year period following the termination of this Agreement, for any reason, disclose any confidential information of the Employer or the Parent to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Employee make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation, partnership, limited liability company or other entity (except the Employer) under any circumstances. The Employee agrees that, upon termination of this Agreement or on demand of the Employer, at any time, he shall immediately deliver all such printed or written material and copies thereof to the Employer. Notwithstanding the foregoing, nothing herein shall limit the Employee's ability to use any such information for personal or business purposes as long as such use does not violate the terms of Section 5.01 hereof or adversely affect the rights or interests of the Employer or the Parent.

    5.04 DEVELOPMENT. All processes, ideas, technical know-how, drawings, inventions or specifications and other similar property rights and interests ("Intellectual Property") used in or associated with the employment of the Employee by the Employer, conceived or invented by the Employee during the Term shall upon termination of the Employee's engagement, belong to the Employer. Upon such termination, the Employee shall deliver to the Employer any and all documents, including deeds, bills of sale, endorsements, assignments, documents of title, and other instruments of transfer and conveyance as the Employer shall reasonably request, in form and substance satisfactory to the Employer.

    5.05 REASONABLENESS OF RESTRICTIONS. Employee agrees that (a) the covenants contained in Sections 5.01, 5.02, 5.03 and 5.04 hereof are necessary for the protection of the Employer's business goodwill and trade secrets, (b) a portion of the compensation paid to the Employee under this Agreement, including the consideration payable to the Employee pursuant to Sections 4.04 and 4.05 hereof following a termination of this Agreement, is paid in consideration of the covenants herein contained, the sufficiency of which consideration is hereby acknowledged, or (c) that the execution and delivery of this Agreement was a condition precedent to the consummation of the Purchase Transaction and that the Employer would not had either executed either the Merger Agreement or the Asset Purchase Agreement or consummated the Purchase Transaction or the Merger unless this Agreement and covenants contained herein were executed by the Employee, and (e) if the scope of any restriction contained in Sections 5.01, 5.02, 5.03 or 5.04 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Parties hereby consent that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

    5.06 ENFORCEMENT. The Employee acknowledges that (i) the restrictions contained in Sections 5.01, 5.02, 5.03 and 5.04 hereof are reasonable and necessary to protect the legitimate interests of the Employer and the Parent,
(ii) the Employer would not have entered into this Agreement in the absence of such restrictions, and (iii) any violation of any provision of those Sections will result in irreparable injury to the Employer and the Parent. The Employee also acknowledges that the Employer and the Parent shall be entitled to preliminary and permanent injunctive relief, which rights shall be cumulative and in addition to any other rights or remedies to which the Employer may be entitled. The Employee further acknowledges that the Parent is an intended third party beneficiary of the covenants contained herein and may enforce such covenants without the joinder of any other person or party.

    5.07 COPY OF COVENANTS. Until the expiration of the applicable restrictions, the Employee will provide, and the Employer similarly may provide, a copy of the covenants contained in Sections 5.01, 5.02, 5.03 and
5.04 of this Agreement to any business or enterprise which the Employee may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or serve as an officer, director, employee, partner, principal, agent, representative, consultant, lender or otherwise, or with which he may use his name or permit his name to be used.

                                      ARTICLE VI

                                  GENERAL PROVISIONS

    6.01 NOTICES. Any notices to be given hereunder by either Party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested:

    If to Employer:     Equity Compression Services Corporation
                        2501 Cedar Springs Road, Suite 600
                        Dallas, TX   75201
                        Attention:  Matthew Ramsey, President

                        with a copy to:

                        Schlanger, Mills, Mayer & Grossberg, LLP
                        5847 San Felipe, Suite 1700
                        Houston, TX    77057
                        Attention:  Kyle Longhofer

    If to Employee:     Dennis W. Estis
                        Ouachita Energy Corp.
                        228 Industrial Street
                        West Monroe, LA  71292

                        With a copy to:

                        Mayor, Day, Caldwell & Keeton, LLP
                        700 Louisiana, Suite 1900
                        Houston, TX 77002
                        Attention:  Ed Rogers

Mailed notices shall be addressed to the Parties at the addresses set forth above, but each Party may change his address by written notice in accordance with this Section 6.01. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of ten (10) days after mailing.

    6.02 ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the employment of the Employee by the Employer, and contains all of the covenants and agreements between the Parties with respect to such employment in any manner whatsoever.

    6.03 CERTAIN ACKNOWLEDGMENTS. The Employee by his execution and delivery of this Agreement represents to the Employer as follows:

         (i) That the Employee has been advised by the Employer to have this Agreement reviewed by an attorney representing the Employee, and the Employee has either had this Agreement reviewed by such attorney or has chosen not to have this Agreement reviewed because the Employee, after reading the entire Agreement, fully and completely understands each provision and has determined not to obtain the services of an attorney; and

         (ii) The Employee either on his own or with the assistance and advice of his attorney has in particular reviewed Article V and understands and accepts that the restrictions imposed on the Employee by Article V are reasonable and necessary for the protection of the property rights of the Employer.

    6.04 HEADINGS. The headings or titles to sections in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading or title of any section.

    6.05 AMENDMENT OR MODIFICATION; WAIVER. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by the Board of Directors and is agreed to in writing, signed by the Employee and by an officer of the Employer (other than the Employee) thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by any Party hereto of any breach by any other party hereto of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time; nor shall the receipt or acceptance of the Employee's employment be deemed a waiver of any condition or provision hereof.

    6.06 NO SET-OFF. There shall be no right of set-off or counterclaim, in respect of any claim, debt or obligation, against the payments or benefits to be made or provided for in this Agreement.

    6.07 ASSIGNABILITY. The Employee shall not assign, pledge or encumber any interest in this Agreement or any part thereof without the express written consent of the Employer, this Agreement being personal to the Employee. This Agreement shall, however, inure to the benefit of the Employee's estate, dependents, beneficiaries and legal representatives. This Agreement shall not be assignable by the Employer without the written consent of the Employee, which consent may be withheld in his sole discretion, provided that if the Employer shall merge or consolidate with or into, or transfer substantially all of its assets to, another person or entity, then this Agreement shall continue to bind and inure to the benefit of the successor of the Employer resulting from such merger, consolidation or transfer, except as otherwise provided in Section 4.05.

    6.08 GOVERNING LAW. This Agreement has been negotiated, executed and delivered in the State of Texas, and shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive law of the State of Texas.

    6.09 SEVERABILITY. Each provision of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the Parties hereto to the extent permissible under law.

    6.10 EXPENSES OF LITIGATION. If any proceeding is brought by any Party or his or its successors or assigns for the enforcement of this Agreement, or as a result of any alleged dispute, breach, default or misrepresentation by any Party of any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover its reasonable attorneys' fees and other costs incurred in pursuing such proceeding, in addition to such other relief to which it may be entitled, together with interest thereon at a rate of 10% per annum.

    6.11 PARENT GUARANTEE. It is understood and agreed that the Parent will benefit from the covenants and agreements of the Employee hereunder. Accordingly, the Parent hereby unconditionally guarantees the performance by the Employer of all of the Employer's obligations and agreements hereunder.

    EXECUTED at Houston, Texas, as of the day and year first above written.

                             EMPLOYER:      OUACHITA ENERGY CORPORATION


                                            By:______________________________
                                            Name:____________________________
                                            Title:___________________________



                             EMPLOYEE:      _________________________________
                                            DENNIS W. ESTIS



                             PARENT:        EQUITY COMPRESSION SERVICES
                                            CORPORATION


                                            By:______________________________
                                            Name:____________________________
                                            Title:___________________________